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Exhibit 23.1

Affordable Residential Communities Inc.
Consent of Independent Accountants

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-112874) of Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) and its subsidiaries (the "Company") of our report dated March 29, 2004 relating to the financial statements and financial statement schedule as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
March 30, 2004

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Affordable Residential Communities Inc. Consent of Independent Accountants